Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

Permian Resources Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c)	6,242,000(2)	$15.77	$98,436,340.00	0.00014760	$14,529.21

	Total Offering Amounts					$98,436,340.00		$14,529.21

	Total Fee Offsets							$0.00

	Net Fee Due							$14,529.21

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement on Form S-3 also registers an indeterminate number of shares of Class A Common Stock, par value $0.0001 per share (“Class A common stock”), of Permian Resources Corporation (the “Registrant”) which may become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Class A common stock.

(2)	Represents the shares of Class A common stock of the Registrant that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached.

(3)

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales price per share of the Registrant’s Class A common stock, as reported on The New York Stock Exchange on May 23, 2024.